                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 1st day of April, 1998, by and between CLARION HOUSE, INC., a Nevada corporation ("Company"), and R. TOWNLEY ROSE, JR. ("Employee"). In consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereby agree as follows:


                                 R E C I T A L S
                                 - - - - - - - -

         A. The Company is engaged in the manufacturing business (the
"Business").

         B. Effective June 15, 1998, the Company intends to cause a Delaware corporation to be named Rose & Associates, Inc. ("Rose") to become a wholly-owned subsidiary of the Company and to operate as the in-house sales representative of the Company.

         C. The Company wishes to employ Employee, and Employee agrees to serve, as the Executive Vice President of the Company subject to the terms and conditions set forth below.



                                A G R E E M E N T
                                - - - - - - - - -

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         1. RECITALS. The recitals set forth above shall constitute and shall be deemed to be an integral part of this Agreement.

         2. DUTIES.

            2.1 EXECUTIVE VICE PRESIDENT OF THE COMPANY. Employee shall serve in the capacity of Executive Vice President of the Company. Employee's principal duties and responsibilities shall consist of primary responsibility for the general and active supervision and management of all of the sales and marketing activities and functions of the Company and its officers, agents and employees engaged in that function. Employee shall perform such other services and duties as may from time to time be assigned to Employee by the Company's Board of Directors provided that such other services and duties are not inconsistent with any other term of this Agreement. Except during vacation periods or in accordance with the Company's personnel policies covering executive leaves and reasonable periods of illness or other incapacitation, Employee shall devote his services to the Company's Business and interests in a manner consistent with Employee's title and office and the Company's needs for his services. Employee agrees to perform his duties pursuant to this Agreement in good faith and in a manner which he honestly believes to be in the best interests of the Company, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. Employee agrees to observe a duty of loyalty to the Company placing the interests of the Company ahead of his own. Such duties shall be rendered at such place or places as the Company shall require in accordance with the best interests, needs, business and opportunities of the Company. However, in no event, shall the Company require Employee to move his principal residence. Employee shall at all times be subject to and shall observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company not inconsistent with this Agreement.

            2.2 PRESIDENT OF ROSE AND DIRECTOR OF ROSE AND THE COMPANY. Employee shall also serve as President of Rose and shall have the right to serve as a member of the Board of Directors of both Rose and the Company. Employee shall not receive any additional compensation for his service in such capacities and the termination or resignation of Employee as a director of the Company or as an officer or director of Rose shall not constitute a termination of this Agreement. The Company agrees, at Employee's request, to vote the outstanding capital stock of Rose in favor of Employee's election as a director of Rose as aforesaid. Attached hereto as EXHIBIT A are consents of certain principal stockholders of the Company under which such stockholders agree, at the request of Employee, to vote their shares to elect Employee to the Board of Directors of the Company at all times during the Term (as defined below) of this Agreement.

         3. LIMITATIONS ON OTHER EMPLOYMENT. Throughout the Term of Employee's employment under this Agreement, Employee shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm, corporation or entity other than the Company or Rose, and will not, during said period of time, be engaged in any business, enterprise or undertaking other than employment by the Company or Rose except for such other activities that do not detract from the full discharge of Employee's duties hereunder or as otherwise consented to in writing by the Company.

         4. COMPENSATION AND BENEFITS.

            4.1 SALARY. In consideration of Employee's performance of his duties and responsibilities hereunder and his observance of the covenants, conditions and restrictions contained herein, Employee shall be entitled to receive a salary of One Hundred Fifty Thousand Dollars ($150,000) per annum during the period from April 1, 1998 to December 31, 1998 and thereafter increasing to Two Hundred Ten Thousand Dollars ($210,000) during the Term hereof, payable in weekly or other periodic installments in accordance with the Company's payroll procedures in effect from time to time. This salary has been expressed in terms of a gross amount, and the Company is or may be required to withhold from such gross amount deductions in respect of federal, state or local income taxes, FICA and the like.

            4.2 INCENTIVE COMPENSATION. The Company shall pay to Employee, as additional incentive compensation, a cash bonus of Five Thousand Dollars ($5,000 ) per month (the "Bonus") for each fiscal year ending during the term hereof in which Clarion's consolidated net sales ("Net Sales") exceed Fifteen Million Dollars ($15,000,000). For 1999, Employee shall be entitled to $5,000 for each month beginning with the first month in which monthly Net Sales, from such month through December 31, 1999, average One Million Two Hundred Fifty Thousand Dollars ($1,250,000). The Bonus shall be computed on the Net Sales reflected on Clarion's audited financial statements as filed with the Securities and Exchange Commission. If such financial statements are not prepared in sufficient time to permit the timely payment of the Bonus as provided in the following sentence, the Bonus will be paid on the basis of interim statements or Company-prepared statements, reconciled with the audited statements as soon as the audited statements are prepared. The Bonus shall be payable annually within ninety (90) days after the end of each fiscal year, provided, however, that so long as Clarion's monthly Net Sales, on an unaudited basis, are in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), Employee shall have the option to receive the additional Five Thousand Dollars ($5,000) per month, payable no later than the 20th day of the month following the month in which said Bonus is earned. In the event that Employee receives such additional amounts and Clarion's Net Sales for the year do not attain $15,000,000 (or, for 1999, do not average at least One Million Two Hundred Fifty Thousand Dollars ($1,250,000) per month starting with the month in which Employee elects to receive the additional amount), the additional amounts which Employee has received shall be deducted from Employee's base salary during the succeeding fiscal year.

            4.3 MEDICAL AND DENTAL INSURANCE. Throughout the term of Employee's employment under this Agreement, Employee shall be entitled to receive Company paid medical insurance and dental insurance on the same basis as the other executive employees of the Company.

            4.4 EXPENSES. Employee may incur reasonable expenses in performing his services hereunder sufficient to support his positions with the Company and Rose which shall be reimbursed by the Company upon presentation by Employee of supporting documentation (e.g., receipts and vouchers) for such expenditures which meet IRS guidelines.

            4.5 LIFE AND DISABILITY INSURANCE AND 401(K) PLAN. Employee shall also be entitled to Short Term Disability, Long Term Disability and Life Insurance. The Short Term Disability and the Long Term Disability policies shall provide Employee, in the event of his disability during the term hereof, benefits equal to 70% of the salary provided for in Section 4.1 hereof. The Life Insurance policy shall be a ten-year term policy which provides death benefits payable to Employee's beneficiaries in the amount of $1,000,000 and to the Company in the amount of $1,000,000. Employee shall also be entitled to a 401(k) plan on the same basis as the other executive employees of the Company.

            4.6 OTHER FRINGE BENEFITS. Employee shall also be entitled to all other employee benefits provided by the Company to the President, CEO or Chairman of the Company (whichever receives the highest fringe benefits).

         5. TERM OF EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, for a period of ten (10) years from the date hereof (such period, together with any renewal terms, referred to herein as the "Term"); provided that this Agreement shall be automatically renewed for successive one (1) year terms unless either party elects not to renew this Agreement by delivering written notice of its election to the other party no later than one hundred eighty (180) days prior to the end of the current term. Notwithstanding anything in this Section 5 to the contrary, this Agreement may be terminated at any time in accordance with Section 6.

         6. TERMINATION.

            6.1 BY THE COMPANY FOR CAUSE. Employee's employment under this Agreement may be terminated immediately by the Company upon the occurrence of one or more of the following causes, and not otherwise:

                6.1.1 Employee's conviction of a felony pertaining to the Company's Business;

                6.1.2 The commission by Employee of any act of willful, material dishonesty in connection with the performance of any of Employee's duties hereunder (including, but not limited to falsification of Company records, wilfully making false statements of material facts to third parties regarding the Company's Business, and misappropriation or embezzlement of funds against the Company or any of its customers or suppliers);

                6.1.3 Any willful material breach by Employee of any of the covenants, conditions or restrictions set forth in Sections 7, 8 or 9 of this Agreement; and

                6.1.4 Employee dies or becomes disabled (Employee shall be deemed "disabled" for purposes of this Agreement if he is unable, by reason of illness, accident, or other physical or mental incapacity, to perform substantially all of his regular duties for a continuous period of one hundred twenty (120) days).

            6.2 BY EMPLOYEE WITHOUT CAUSE. Employee may voluntarily terminate his employment hereunder on sixty (60) days written notice to the Company.

            6.3 EFFECT OF TERMINATION. Upon termination of Employee's employment by the Company under Section 6.1, except for a termination resulting from the death or disability of Employee, Employee shall be entitled to all compensation accrued but unpaid to the date of termination, but Employee shall have no further rights to any base salary, benefits or other compensation of any kind or nature.

                Upon termination of Employee's employment by the Company under
Section 6.1 as a result of the disability of Employee or by Employee under
Section 6.2, Employee shall be entitled to receive (in the case of termination due to disability, in addition to the benefits payable under the disability policies provided for in Section 4.5) an amount each month equal to the amount which the Company is then paying for health insurance for Employee.

                Upon any termination of Employee's employment pursuant to
Section 6.1 or 6.2, Employee shall be entitled to compensation for any accrued and unused vacation hours as provided by applicable law and to any rights under COBRA or other comparable rights as provided by law.

            6.4 NON-COMPETITION. Provided that the Company is not in default under its Promissory Note to be dated as of June 15, 1998 (the "Note") payable to Employee and has paid Employee the salary specified in Section 4 hereof in full during Employee's employment hereunder, Employee agrees that he will not at any time within the three-year period immediately following the termination of Employee's employment hereunder, directly or indirectly engage in, or have any interest in, any person, firm, corporation or business (whether as an employee, officer, director, agent, secretary, holder, creditor, consultant or otherwise) that engages in any activity which is directly competitive with any activity now engaged in by the Company (or any successor or successors of the Company) so long as the Company (or any successor) shall engage in this activity. In the event of any default in payment under the Note or failure of the Company to pay Employee's salary during the term hereof, Employee shall not be bound by the non-compete covenant specified in the first sentence of this Section until such default is cured. This Section shall not apply to limit in any way Employee's damages in the event of any breach of this Agreement by the Company. Neither party shall have any obligation under this Section 6.4 in the event of termination pursuant to Section 6.1.

         7. DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION.

            7.1 CONFIDENTIALITY AND APPROPRIATION OF CONFIDENTIAL INFORMATION. During the term of Employee's employment under this Agreement and thereafter, Employee will keep confidential and will not directly or indirectly reveal, divulge or make known in any manner to any person or entity (except as required by applicable law or in connection with the performance of his duties and responsibilities as an employee hereunder) nor use or otherwise appropriate for Employee's own benefit, or on behalf of any other person or entity by whom Employee might subsequently be employed or with whom Employee might be otherwise associated or affiliated, any Confidential Information (as hereinafter defined). Confidential Information shall include information (not readily compiled from publicly available sources) which is made available to Employee or obtained by Employee during the course of his employment relating or pertaining to the Company's business operations, including trade secrets, business and financial information, operations information, projects, products, customers, supplier names, addresses and pricing policies, company pricing policies, computer programs and software or unpublished know-how, whether patented or unpatented. Employee agrees to cooperate with the Company to maintain the secrecy of and limit the use of such Confidential Information. Employee further agrees that he is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on the Company. The Company shall maintain similar confidentiality with respect to all non-public business information possessed by Employee on the date of execution of this Agreement which is disclosed by Employee to the Company during the term hereof.

            7.2 PREVENTION OF UNAUTHORIZED RELEASE OF COMPANY INFORMATION. Employee agrees to promptly advise the Company of any knowledge which he may have of any unauthorized release or use of any Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining or being furnished with any Confidential Information.

         8. PROPRIETARY RIGHTS AND MATERIALS. All documents, memoranda, reports, notebooks, correspondence, files, lists and other records, and the like, designs, drawings, specifications, computer software and computer equipment, computer printouts, computer disks, and all photocopies or other reproductions thereof, affecting or relating to the business of the Company, which Employee shall prepare, use, construct, observe, possess or control during the term hereof ("Company Materials"), shall be and remain the sole property of the Company. Upon termination of this Agreement, Employee shall deliver promptly to the Company all such Company Materials.

         9. INVENTIONS AND DISCOVERIES. Employee hereby assigns to the Company all of Employee's rights, title and interest in and to all inventions, discoveries, processes, standards, procedures, designs and other intellectual property (hereinafter collectively referred to as the "Inventions"), and all improvements on existing Inventions, which, in either case, are made or discovered by Employee during the Term of Employee's employment hereunder. Promptly upon the making of any such Invention or improvement thereon, Employee shall disclose the same to Company and shall execute and deliver to Company such reasonable documents as Company may request to confirm the assignment of Employee's rights therein and, if requested by Company, shall assist Company in applying for and prosecuting any patents which may be available in respect thereof.

         10. REMEDIES.

             10.1 INJUNCTIVE RELIEF. The Company and Employee recognize and acknowledge that Employee is employed under this Agreement as an employee in a position where Employee will be rendering personal services of a special, unique, unusual and extraordinary character requiring extraordinary ingenuity and effort by Employee. Employee hereby acknowledges that compliance with the provisions of Sections 7, 8 and 9 of this Agreement (which shall survive the termination of this Agreement in all respects) is necessary to protect the goodwill and other proprietary interests of the Company and that the Company would suffer continuing and irreparable injury which injury is not adequately compensable in monetary damages or at law. Accordingly Employee agrees that the Company, its successors and assigns may obtain injunctive relief against the breach or threatened breach of the foregoing provisions, in addition to any other legal remedies which may be available to it under this Agreement (including money damages), and that any such breach or threatened breach may be preliminarily enjoined by the Company without bond.

             10.2 OTHER REMEDIES. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Company or Employee shall not constitute a waiver of the right to pursue other available remedies.

             10.3 ACCOUNTING FOR PROFITS. Employee covenants and agrees that if he violates the provisions of Sections 7, 8 or 9, the Company shall be entitled to an accounting and payment of all damages sustained by the Company as a result of any such violation. These remedies shall be in addition and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity or under this Agreement.

             10.4 ATTORNEYS' FEES. If litigation arises under this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' and paralegal's fees, court costs and out-of-pocket litigation expenses from the non-prevailing party.

             10.5 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, except Sections 7, 8 and 9, shall be resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. There shall be a single arbitrator, the situs of the arbitration shall be in the County of Cook, State of Illinois, and the prevailing party (or parties) shall also recover from the losing party (or parties) reasonable attorneys' fees and the costs of arbitration as part of the judgment rendered.

             10.6 CUMULATIVE REMEDIES. The remedies described in this Section 11 are in addition to and not in substitution for any other remedies available under the law.

         11. INDEMNIFICATION. The Company agrees to indemnify and hold Employee, and his executors, heirs and assigns, harmless against all Litigation Charges in respect of Covered Claims, each as hereafter defined. "Litigation Charges" shall include, without limitation, damages, judgments, settlements and costs, costs of investigation and attorney's fees and costs; provided, however, that the Company shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise make any payments hereunder which it is prohibited by applicable law from paying as indemnity or for any other reason. "Covered Claims" shall mean all claims or actions which may be advanced, either originally or as a counterclaim, (i) against Employee on account of any action taken by Employee on behalf of or for the benefit of the Company, Rose or Rose & Associates, Inc., a Delaware corporation ("Rose & Associates"), directly or indirectly, either under the Sales Representation Agreement or in the course of his employment under this Agreement or otherwise or (ii) by Employee against another person to recover moneys owed to Employee or an affiliate of Employee by such other person which such other person is refusing to pay due to any action taken or allegedly taken by Employee on behalf of or for the benefit of the Company, Rose or Rose & Associates, directly or indirectly, either under the Sales Representation Agreement or in the course of his employment under this Agreement or otherwise. "Covered Claims" shall not include any litigation in which Employee is convicted of committing an illegal act based upon taking the action for which indemnification is sought. The Company shall have no obligation to indemnify Employee in any litigation, however, unless, prior to receiving any indemnification respecting such litigation, Employee shall agree to remit to the Company one-half (1/2) of any recovery received by Employee in such litigation.

The Company shall indemnify Employee against any liability, loss, cost, expense or damages sustained by him resulting from any claim by any person based on injury to, death or other harm to any person or entity allegedly caused by any defect in or breach of warranty relating to products and services offered, distributed or sold by Company or any of its agents, employees, joint venturers, affiliates, subsidiaries or other representatives prior to, during or after the term of this Agreement. The Company's covenants hereunder shall survive the termination of this Agreement. During the term of this Agreement, the Company shall maintain such insurance coverages and capitalization as are reasonably sufficient in accordance with industry standards to cover the risks and liabilities which may be reasonably anticipated or inherent in the Company's business or which may arise from the foreseeable use or misuse of its products in the stream of commerce (and shall upon request furnish Employee with copies of the certificates of insurance evidencing such coverage).

         The Company shall pay indemnification provided for under this Section 11, including expenses and attorneys' fees and costs incurred by Employee in any litigation, in advance of the final disposition of the proceeding if Employee furnishes the Company a written affirmation of Employee's good faith belief that he is entitled to be indemnified under this Agreement and undertakes in writing to repay the advance to the extent that it is ultimately determined Employee is not entitled to be indemnified by the Company. Such undertaking shall be an unlimited general obligation of Employee but need not be secured. Advances pursuant to this Section 11 shall be made no later than ten days after receipt by the Company of the affirmation and undertaking described above, and shall be made without regard to Employee's ability to repay the amount advanced and without regard to Employee's ultimate entitlement to indemnification under this Agreement. The Company may establish a trust, escrow account or other secured funding source for the payment of advances made and to be made pursuant to this
Section 11.

         12. SEVERABILITY. It is the desire of the parties that the provisions and restrictions of this Agreement be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Thus, whenever possible, each provision or restriction of this Agreement shall be interpreted in such manner as to be effective under applicable law. If any section or portion of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, the invalidity or unenforceability of that section or portion of this Agreement shall not invalidate any other section or portion, nor shall it affect the application of such section or portion to other parties or other circumstances. If in any judicial proceeding, a court shall refuse to enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business and goodwill of the Company, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

         13. CONTINUING OBLIGATIONS. Employee's obligations pursuant to Sections 7 and 8 of this Agreement and the rights and remedies of the Company hereunder shall continue in effect beyond the term of this Agreement.

         14. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this section may not be waived except as herein set forth.

         15. ENTIRE AGREEMENT. This written Agreement contains the sole and entire agreement between the parties as to the matters contained herein, and supersedes any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representation with respect to such matters of this Agreement or any representations except as are specifically set forth herein, and each party acknowledges that he or it has relied on his or its own judgment in entering into this Agreement. The parties further acknowledge that statements or representations that may have been heretofore made by either of them to the other are void and of no effect and that neither of them has relied thereon in connection with his or its dealing with the other.

         16. CHOICE OF LAW. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of the State of Illinois.

         17. BINDING EFFECT OF AGREEMENT; ASSIGNMENT; MERGER; DISSOLUTION. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, assigns and legal representatives. This Agreement shall be construed as a contract for personal services by Employee to the Company and shall not be assignable by Employee PROVIDED, HOWEVER, that any or all of the rights of Employee hereunder may be assigned, in whole or in such part as Employee may elect, to any entity with which Employee is affiliated or associated as a significant shareholder, partner, officer or joint venturer (either individually or through a related or controlled or controlling entity). Upon written notification from Employee, the Company will pay to any of such entities any moneys to which Employee is entitled hereunder. In the event of the sale, merger or con solidation of the Company, Employee agrees that the Company may assign its rights and obligations hereunder to its successor or purchaser, but this Agreement shall not otherwise be assignable by the Company without the prior written consent of Employee.

         18. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by certified registered mail, return receipt requested, with postage prepaid to the current address of the person to whom such notice is directed or to such other address as such person may request in writing.



             [The balance of this page is intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

                                       "COMPANY"

                                       CLARION HOUSE, INC.
                                       a Nevada corporation


                                       By:______________________________________
                                                Brian C. Manoogian, President

                                       By:______________________________________
                                                Troy D. Wiseman, CEO



                                       "EMPLOYEE"



                                       R. TOWNLEY ROSE, JR.

                                    EXHIBIT A
                                    ---------

         Each of the undersigned shareholders of Clarion House, Inc., a Nevada corporation ("Clarion"), agree, upon the request of R. Townley Rose, Jr. ("Rose") to vote all of the shares of common stock, $.01 par value per share ("Stock") of Clarion owned by them, both now and in the future, to elect Rose to the Board of Directors of Clarion at all times during the term of the Employment Agreement between Clarion and Rose attached hereto. Each of the undersigned further agrees, upon any transfer of their shares in a private transaction (i.e., any transaction other than a public offering, sale under Rule 144 or other transaction over-the-counter, through a dealer or on a securities exchange) to require the transferee to execute a consent containing such agreements.


INVEST L'INC.                                      INVEST L'INC. BRIDGE FUND,
                                                   LLC

By:________________________                        By:__________________________
Title:_____________________                        Title:_______________________
Name:______________________                        Name:________________________



APPORTUM CONSULTING CORP.                          ILP

By:________________________                        By:__________________________
Title:_____________________                        Title:_______________________
Name:______________________                        Name:________________________



___________________________                        _____________________________
Troy D. Wiseman                                    Brian C. Manoogian


___________________________                        OPPENHEIMER, WOLFF &
DONNEL-
Robert J. Skandaleris                              LY, LLP


                                                   By:__________________________
                                                   Title:_______________________
                                                   Name:________________________


                                       A-1